Exhibit 4.29

AMENDED AND RESTATED

LOAN AGREEMENT

This Amended and Restated Loan Agreement (this “Agreement”) was entered in Beijing, the People’s Republic of China (“PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for purposes of this agreement) and dated December 4, 2013 by and between the following parties:

(1)           LENDER: Beijing Wole Technology Co., Ltd.

Registered Address: Suite 209, Building 18, Middle of Jiuxianqiao Road, Chaoyang District, Beijing, PRC

Legal Representative: Zhou Juan

and

(2)           BORROWER: Huang Hui

PRC Identification Card No: 320622197212230041

Residential Address: Suite 302, No. 7, No. 99 Lane, Urumqi Middle Road, Xuhui District, Shanghai, PRC

(individually a “Party” and collectively the “Parties”)

WHEREAS:

A.            Borrower holds 20% equity interest (amounting to RMB 4,000,000) in Guangzhou Qianjun Technology Co., Ltd. (“Qianjun”).

B.            In order to contribute the initial registered capital and the subsequent increased registered capital of Qianjun in an aggregate amount of RMB 20,000,000, the Borrower had requested from the Lender financial support in an aggregate amount of RMB 4,000,000. The Lender had agreed to provide such financial support and concluded with the Borrower a loan agreement on December 4, 2013 (the “Previous Loan Agreement”).

C.            Both the Lender and the Borrower believe it is in the best interest of the Parties and Qianjun to amend and restate the Previous Loan Agreement to clarify and streamline the rights and obligations of the Borrower and the Lender under the Previous Loan Agreement.

THEREFORE, the Parties, through friendly negotiation based on equal and mutual benefit, agree as follows:

1.                                      Purpose and Sum of the Loan

1.1                               Subject to the terms and conditions set forth in this Agreement, Lender has agreed to lend to the Borrower in the principal amount of up to RMB 4,000,000 (“Loan”). Such Loan shall be interest-free throughout the term of the Loan.

1.2                               Subject to the conditions precedent set forth below, Lender has transferred the balance of the principal amount the Borrower is entitled to under this Agreement pursuant to the Previous Loan Agreement. The Borrower confirms the receipt and sufficiency of the Loan on the date hereof.

2.                                      Loan Terms

2.1                               The term for such Loan will be ten (10) years, calculated from the date when the Borrower actually draws the Loan. The term under this Agreement shall be automatically extended for another ten years except when the written notice to the contrary is given by the Lender three months prior to the expiration of this Agreement.

2.2                               The Borrower hereby agrees and warrants that such Loan provided by the Lender shall be used only for the investment in Qianjun. Without the Lender’s prior written consent, the Borrower shall not transfer or pledge its equity interest hereunder to any other third party.

2.3                               The Lender and the Borrower jointly agree and confirm that the Borrower shall not repay the Loan in advance except upon the Lender’s requirement or the expiration of this Agreement. The Borrower shall repay the Loan only in the following way and amount: the Borrower shall repay the Loan only by using all the funds obtained by him from transferring all of the Borrower’s equity in Qianjun to Lender or to any other third party designated by the Lender. In case the funds received by the borrower from transferring the aforesaid equity is subject to any tax or administrative expenses, the borrower shall only be obliged to repay the net portion of such funds (after deducting any applicable tax and expenses) to the Lender.  When all of such Borrower’s equity in Qianjun is transferred as stipulated above and if all the fund thereof is repaid to the Lender by the Borrower, all the outstanding Loan hereunder shall be regarded as repaid.

2.4                               The Lender and the Borrower agree and confirm that the Borrower shall immediately repay the Loan in advance in case any one of the following occurs:

2.4.1                     The Borrower dies or becomes a person with no or limited

capacity for civil rights;

2.4.2                     The current legal representative of the Lender quits or is dismissed from the Lender or the Lender’s affiliated corporations;

2.4.3                     The Borrower commits crime or is involved in crime;

2.4.4                     Any third party claims debt of the Borrower exceeding RMB 1,000,000 (RMB one million) which the Borrower is not able to repay;

2.4.5                     There are no legal restrictions for foreign investors to directly invest in the value-added telecommunication business under PRC law; or

2.4.6                     In the event that the Lender issues a written notice to the Borrower for repayment of the Loan.

3.                                      Conditions Precedent to the Disbursement of the Loan

3.1                               The Lender shall not be obliged to make any disbursement of the Loan unless all of the following conditions have been satisfied or written waiver to all the conditions that have not been satisfied has been obtained:

3.1.1                     All the representations and warranties made by the Borrower are correct, accurate, complete and not misleading.

3.1.2                     The Borrower is not in breach of the covenants and undertakings made by such Borrower in Section 5 hereof.

3.1.3                     Simultaneously with the execution of this Agreement, the Parties have executed an Amended and Restated Equity Option Agreement (“Option Agreement”), pursuant to which the Borrower grants to the Lender or its designated person (legal or natural) an exclusive option to purchase all of the Borrower’s equity interest in Qianjun, to the extent permitted under PRC laws.

3.1.4                     Simultaneously with the execution of this Agreement, the Parties have executed an Amended and Restated Equity Interest Pledge Agreement (“Pledge Agreement”), pursuant to which the Borrower has pledged all of his equity interest in Qianjun to the Lender, to the extent permitted under PRC laws.

4.                                      Representations and Warranties

4.1                               The Borrower makes the following representations and warranties to the Lender, and confirms that the Lender executes and performs this Agreement in reliance of such representations and warranties:

4.1.1                     The Borrower has the full capacity for civil rights and has the power to enter into this Agreement;

4.1.2                     The execution of this Agreement of the Borrower will not violate any law or binding obligations;

4.1.3                     This Agreement shall constitute a binding obligation of the Borrower, enforceable against him in accordance with its terms upon its execution;

4.1.4                     The Borrower neither commits criminal behaviors nor is involved in criminal activity;

4.1.5                     Except for the option under the Option Agreement and the pledge under the Pledge Agreement, without the prior consent of the Lender, the Borrower shall not create any pledge over part or whole of the Borrower’s shareholder’s right in Qianjun or any priority for any third party where the beneficiary is neither the Lender nor its subsidiaries or affiliates;

4.2                               The Lender makes the following representations and warranties to the Borrower:

4.2.1                 The Lender is a company registered and validly existing under the laws of PRC;

4.2.2                     The execution and performance of this Agreement by the Lender is in compliance with the power of the Lender. The Lender has taken proper measures and has gained authorizations and approvals for the execution and performance of this Agreement from the third party and governmental departments in accordance with the limitations of the laws and contracts which are binding or bear influences over the Lender;

4.2.3                     This Agreement shall constitute the legal, valid and binding obligations of the Lender, which is enforceable against the Lender in accordance with its terms upon its execution.

5.                                      Covenants and Undertakings of Borrower

5.1                               The Borrower, as a shareholder of Qianjun hereby undertakes to, and causes Qianjun to observe the following terms with all efforts during the term of this Agreement:

5.1.1                     It shall not modify in any way its articles of association or alter its shareholding structure without the prior written consent of the Lender;

5.1.2                     It shall not transfer or dispose of any material asset, or create any other security interest neither for the Lender nor for its subsidiaries / affiliates over the same without the prior written consent of the Lender;

5.1.3                     It shall not provide any warranty or assume any debt for any third party which is beyond its normal daily business scope without the prior written consent of the Lender;

5.1.4                     It shall not enter into any material contracts without the prior written consent of the Lender, except those entered into in the ordinary course of business (for the purpose of this paragraph, any contract with a value exceeding RMB 100,000 shall be deemed to be a material contract);

5.1.5                     It shall not extend any loan or credit to any party without the prior written consent of the Lender;

5.1.6                     It shall not merge with or invest in any third party without the prior written consent of the Lender;

5.1.7                     It shall not declare in any way any bonus or dividends for its shareholders without the prior written consent of the Lender;

5.2                               The Borrower further commits to the Lender, within the term of this Agreement, as follows:

5.2.1                     he shall take all the measures to guarantee and maintain his identification and status as a shareholder of Qianjun;

5.2.2                     he shall not transfer or dispose of any of his equity interest or other rights or powers pertinent to his equity interest in Qianjun;

5.2.3                     he shall procure that the shareholders’ meeting of Qianjun shall not pass any decision about its merger with or investment in any third party without the prior written consent of the Lender;

5.2.4                     he shall not carry out any action bearing material influences on the assets, business, obligations or liabilities of Qianjun without prior written consent of the Lender;

5.2.5                     he shall immediately and unconditionally transfer all or part of his equity interest in Qianjun to the Lender or any third party designated by the Lender in accordance with PRC laws and, where applicable, procure all the other shareholders of Qianjun waive any prior right over purchasing such shares, as required by the Lender;

5.2.6                     he shall strictly observe his commitments and guarantees under this Agreement and other related agreements.

5.3                               The Borrower hereby covenants and undertakes that upon the signing of this Agreement, the Borrower shall:

5.3.1                     pledge all equity interest in Qianjun held by the Borrower for the benefit of Lender to guarantee the due repayment of the Loan hereunder, the payment of the service fees under the Amended and Restated Exclusive Technical Service Agreement and the license fees under the Amended and Restated Intellectual Property Right License Agreement, and enter into the Pledge Agreement with Lender;

5.3.2                     appoint and authorize individuals designated by the Lender to exercise the rights and powers pertinent to the equity interest in Qianjun held by the Borrower simultaneously with the execution of this Agreement and sign and deliver a power of attorney;

5.3.3                     confirm and ratify in the capacity of a shareholder of Qianjun that the Borrower is bound by the Business Operation Agreement entered into by the Lender, Qianjun and the Borrower on December 4, 2013;

5.3.4                     confirm and agree that the Lender shall have the right to acquire or to designate any third party of its choice to acquire from time to time part or all of the equity interest of Qianjun from the Borrower at an agreed price pursuant to the Option Agreement.

6.                                      Default

If the Borrower fails to perform his repayment obligation pursuant to this Agreement, an overdue interest at the rate of 0.01% per day upon the outstanding amount of the Loan shall be payable to the Lender.

7.                                      Confidentiality

7.1                               The Parties acknowledge and confirm to take all possible measures to keep confidential all the confidential materials and information (the “Confidential Information”) they get to know by this Agreement. The Parties shall not disclose, provide or transfer such Confidential Information to any third party without the prior written consent of the other Party. In case of the termination of this Agreement, the receiving party of the Confidential Information shall return or destroy all the files, materials or software as required by the disclosing party, and delete any of the Confidential Information from any memory equipments and discontinue using such Confidential Information.

7.2                               The Parties agree that this Section 7 shall survive the modification and termination of this Agreement.

8.                                      Notices

Unless a written notice of change of address is issued, all correspondence relating to this Agreement shall be delivered in person, or by registered or prepaid mail, or by recognized express services or facsimile to the addresses appointed by the other party from time to time.

9.                                      Governing Law and Dispute Settlement

9.1                               The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

9.2                               The Parties shall strive to settle any dispute arising from the interpretation or performance through friendly consultation. In case no settlement can be reached through consultation, either party may submit such matter to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration. The arbitration shall follow the then current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Beijing. The arbitration award shall be final and binding upon the Parties. This article shall not be affected by the termination or elimination of this Agreement.

9.3                               In case of any disputes arising out of the interpretation and performance of this Agreement or any pending arbitration of such dispute, each party shall continue to perform their obligations under this Agreement, except for the matters in dispute.

10.                               Force Majeure

10.1                        Force Majeure refers to any accident which is beyond a Party’s control and is inevitable with the reasonable care of the other Party who shall be influenced, including but not limited to governmental activity, natural force, fire, explosion, storm, flood, earthquake, tide, lightening or war. However, the credit, capital or shortage of financing shall not be deemed as the matters beyond one Party’s reasonable control. The Party influenced by the Force Majeure and seeking for exemption hereunder shall notify the other Party as soon as possible and inform the other Party of the measures to take in order to accomplish the performance of this Agreement.

10.2                        In case the performance of this Agreement is delayed or cumbered by the above-referenced Force Majeure, the Party who is influenced by the Force Majeure shall not bear any liability within the scope of delay and cumbrance, and shall take all the proper measures to reduce or eliminate the influence of Force Majeure, and shall make efforts to renew the performance of its obligations hereunder which has been delayed or cumbered by the Force Majeure. Each Party shall try its best to restore the performance of this Agreement once the Force Majeure is eliminated.

11.                               Effective Date

This Agreement shall be effective upon its being signed by the Parties hereunder. Notwithstanding the foregoing, the Lender and the Borrower confirm that the Loan was duly and fully extended by the Lender prior to the execution of this Agreement.

12.                               Miscellaneous

12.1                        Any modification, termination or waiver of this Agreement shall not take effect without the written consent of each party.

12.2                        Any appendix attached hereto shall be of the same effect as this Agreement.

12.3                        The Borrower shall not transfer his rights and obligations hereunder to any third party without the prior written consent of the Lender.

12.4                        In case any terms and stipulations in this Agreement is regarded as illegal or cannot be performed in accordance with the applicable law, it shall be deemed to be deleted from this Agreement and lose its effect and this Agreement shall remain its effect and be treated as without it from the very beginning. Each Party shall replace the deleted stipulations with those lawful and effective ones, which are acceptable to the Lender, through mutual negotiation.

12.5                        This Agreement amends and restates the Previous Loan Agreement. In the event of any discrepancy between this Agreement and the Previous Loan Agreement, this Agreement shall prevail to the extent of the discrepant provisions.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

LENDER: Beijing Wole Technology Co., Ltd.
(Company Seal)

/seal/
By:	/s/ Zhou Juan
Authorized Representative: Zhou Juan

BORROWER: Huang Hui

By:	/s/ Huang Hui